UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO
SECTION 12(B) OR (G) OF THE SECURITIES EXCHANGE ACT OF 1934

AboveNet, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-23269	11-3168327
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

360 Hamilton Avenue
White Plains, New York	10601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 421-6700

Securities to be registered pursuant to Section 12(b) of the Act: None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☒

Securities Act registration statement file number to which this form relates:  (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

PREFERRED SHARE PURCHASE RIGHTS
(Title of Class)

 ITEM 1.  DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

On January 27, 2010, AboveNet, Inc. (the “Company”) and American Stock Transfer & Trust Company, LLC, as rights agent (the “Rights Agent”), entered into an amendment (the “Amendment”) to the Amended and Restated Rights Agreement, dated as of August 3, 2009, between the Company and the Rights Agent (the “Amended and Restated Rights Agreement”).  The description of the Amendment below does not purport to be complete and is qualified in its entirety by reference to the text of the Amendment which is included as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 28, 2010, which is incorporated herein by reference.  The Amended and Restated Rights Agreement was included as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 3, 2009.

Upon the effectiveness of the Amendment, the Standstill Agreement, dated as of August 7, 2008 (the “Standstill Agreement”), by and among the Company and JGD Management Corp., York Capital Management, L.P. (“York Capital”) and certain of their affiliated funds holding Company securities that are parties thereto (collectively, the “York Group”), terminated as a result of the occurrence of a Standstill Release Date (as defined below).

The Standstill Agreement provided, subject to the conditions specified therein, that the York Group was restricted from, among other things, participating in a proxy contest with respect to the voting of Company securities or a tender offer or other business combination involving the Company;  forming certain groups with respect to Company securities; seeking to control the Company’s management, Board or policies and acquiring Company securities resulting in the beneficial ownership of the York Group (and its affiliates and associates) of 20% of more of the Company’s common stock.

Under the Standstill Agreement, the Company had agreed to amend its then effective rights agreement (subsequently replaced by the Amended and Restated Rights Agreement which incorporated such amendments) to add an exception to the definition of “Acquiring Person” as then defined in such rights agreement  for an Excluded Stockholder and to add a definition of “Excluded Stockholder” (the “2008 Rights Agreement Amendment”).  “Excluded Stockholder” was  defined to mean the individually identified members of the York Group, funds and accounts managed by York Capital that hold any Company securities and their respective affiliates and associates; provided, however, that, except as otherwise provided in the definition of “Acquiring Person,” none of the members of the York Group or their affiliates or associates could be an Excluded Stockholder if any such party, individually or collectively, became the beneficial owner of 20% or more of the outstanding Company common stock without the prior written consent of the Company.  The Standstill Agreement provided that it would terminate upon the earliest of (x) a period ending five (5) years from August 7, 2008, (y) the Standstill Release Date and (z) two years following the termination of the rights agreement (now the Amended and Restated Rights Agreement).

Under the Standstill Agreement, the Standstill Release Date was defined to mean the date on which the Company and the Rights Agent amend the rights agreement (now the Amended and Restated Rights Agreement) to delete the changes effected by the 2008 Rights Agreement Amendment, which the Company and the Rights Agent were required to effect following written notice by York Capital to the Company that the York Group has ceased to be the beneficial owner in the aggregate of 15% or more of the issued and outstanding shares of common stock of the Company and the York Group desires to terminate the Standstill Agreement (“Standstill Termination Notice”).

On January 8, 2010, York Capital sent a written Standstill Termination Notice to the Company.  The Company and the Rights Agent entered into the Amendment on January 27, 2010, thereby terminating the Standstill Agreement on such date.

The Amendment amends the Amended and Restated Rights Agreement to, among other things, delete the definition of “Excluded Stockholder” and the exceptions to the definition of “Acquiring Person” for an Excluded Stockholder.

ITEM 2.  EXHIBITS.

Exhibit No.		Description of the Exhibit

3.1	*	Certificate of Designation of Series A Junior Participating Preferred Stock.

4.1	**	Amended and Restated Rights Agreement dated as of August 3, 2009 between AboveNet, Inc. and American Stock Transfer & Trust Company, LLC.

4.2	**	Form of Right Certificate.

4.3	***	Amendment to Amended and Restated Rights Agreement, signed as of January 27, 2010, between AboveNet, Inc. and American Stock Transfer & Trust Company, LLC.

*	Filed as an Exhibit to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 4, 2006, and incorporated herein by reference.

**	Filed as an Exhibit to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 3, 2009, and incorporated herein by reference.

***	Filed as an Exhibit to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 28, 2010, and incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

ABOVENET, INC.

Date: January 28, 2010	By:	/s/ Robert Sokota
Robert Sokota
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.		Description of the Exhibit

3.1	*	Certificate of Designation of Series A Junior Participating Preferred Stock.

4.1	**	Amended and Restated Rights Agreement dated as of August 3, 2009 between AboveNet, Inc. and American Stock Transfer & Trust Company, LLC.

4.2	**	Form of Right Certificate.

4.3	***	Amendment to Amended and Restated Rights Agreement, signed as of January 27, 2010, between AboveNet, Inc. and American Stock Transfer & Trust Company, LLC.

*	Filed as an Exhibit to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 4, 2006, and incorporated herein by reference.

**	Filed as an Exhibit to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 3, 2009, and incorporated herein by reference.

***	Filed as an Exhibit to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 28, 2010, and incorporated herein by reference.